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                                                                   Exhibit 23.3

The Board of Directors
Max Re Capital Ltd.

   The audits referred to in our report dated January 26, 2001, included the related financial statement schedules as of and for the year ended December 31, 2000, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audit. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

   We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG
-------------------------
Hamilton, Bermuda
May 31, 2001